UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2020

Baudax Bio, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-39101	47-4639500
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania		19355
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.01	BXRX	Nasdaq Capital Market

Securities registered pursuant to Section 12(g) of the Act:

None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

On August 17, 2020, Baudax Bio, Inc. (the “Company”) entered into a Third Amendment to the Purchase and Sale Agreement dated March 7, 2015, among Alkermes Pharma Ireland Limited (“APIL”), Daravita Limited (“Daravita”), Alkermes US Holdings, Inc. (as successor in interest to Eagle Holdings USA, Inc.), and the Company (as successor in interest to Recro Pharma, Inc. (“Recro Pharma”) and Recro Gainesville LLC (“Recro Gainesville”) (successor to Recro Pharma LLC)), as amended (the “Purchase and Sale Agreement Amendment”) and a Third Amendment to the Asset Transfer and License Agreement dated April 10, 2015, among APIL, Recro Gainesville (as successor to Recro Technology LLC f/k/a DV Technology LLC) and the Company, as amended (the “License Agreement Amendment”). The Purchase and Sale Agreement Amendment and the License Agreement Amendment are referred to herein as the “Amendments”.

Under the terms of the Amendments, the timing of payment of the $5 million development milestone earn-out consideration due to APIL as a result of achievement of approval of the New Drug Application for injectable meloxicam was amended such that it is to be paid in three installments of (i) $2.5 million on or prior to August 18, 2020; (ii) $1.06 million on or prior to December 20, 2020; and (iii) $1.44 million on or prior to June 20, 2021. In consideration of amending the timing of this development milestone earn-out payment, the Company paid APIL a one-time, non-refundable and non-creditable fee of $285,000 at the time of entering into the Purchase and Sale Agreement.

The foregoing descriptions of the Purchase and Sale Agreement Amendment and the License Agreement Amendment do not purport to be complete and are qualified in their entirety by the terms and conditions of the Purchase and Sale Agreement Amendment and the License Agreement Amendment, which are attached hereto as Exhibits 10.1 and 10.2 respectively, and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2020, the Company’s board of directors (the “Board”) appointed Arnold Baskies and Andrew Drechsler to serve as members of the Company’s Board. Dr. Baskies was appointed as a Class III director and will stand for re-election at the Company’s 2022 annual meeting of shareholders. Mr. Drechsler was appointed as a Class II director and will stand for re-election at the Company’s 2021 annual meeting of shareholders. Dr. Baskies will serve on the Company’s Nominating and Corporate Governance and Compensation Committees and Mr. Drechsler will serve on the Company’s Audit Committee.

The Board has determined that Dr. Baskies and Mr. Drechsler are independent directors under the applicable Nasdaq listing rules. There are no arrangements or understandings between either Dr. Baskies and Mr. Drechsler and any other person pursuant to which they were selected as directors. There are no related party transactions between the Company and Dr. Baskies and Mr. Drechsler (or any of their immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Neither of Dr. Baskies and Mr. Drechsler have any family relationships with any of the Company’s directors or executive officers.

On August 20, 2020, the Board granted each of Dr. Baskies and Mr. Drechsler 20,000 restricted stock units (“RSUs”), pursuant to the Company’s non-employee director compensation program. The RSUs will vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant, subject to their continued service with the Company.

In accordance with the Company’s non-employee director compensation program, Dr. Baskies and Mr. Drechsler will also receive an annual base retainer of $40,000 for their service on the Board. Dr. Baskies will receive an additional annual base retainer of $5,000 for his service on the Company’s Nominating and Corporate Governance Committee and $7,500 for his service on the Company’s Compensation Committee. Mr. Drechsler will receive an additional annual base retainer of $10,000 for his service on the Company’s Audit Committee.

Beginning at the Company’s 2021 annual meeting of shareholders, Dr. Baskies and Mr. Drechsler will also receive an annual award of (i) an option to purchase shares of common stock of the Company, par value $0.01 per share (“Common Stock”) having an aggregate fair value of $65,000 and (ii) RSUs having an aggregate fair value of $70,000 which will vest and become exercisable on the date of the Company’s subsequent annual meeting of shareholders following the date of grant, subject continued service with the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document

10.1	Third Amendment to the Purchase and Sale Agreement, dated August 17, 2020 by and among Alkermes Pharma Ireland Limited, Daravita Limited, Alkermes US Holdings, Inc. and Baudax Bio, Inc.

10.2	Third Amendment to License Agreement, dated August 17, 2020, by and among Alkermes Pharma Ireland Limited, Recro Gainesville LLC and Baudax Bio, Inc.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Baudax Bio, Inc.

By:	/s/ Gerri A. Henwood
Name:	Gerri A. Henwood
Title:	Chief Executive Officer

Date: August 21, 2020